EX-99.B-77I


SUB-ITEM 77I:  Terms of new or amended securities

Class R Shares

Prospectus offering Class R shares of Ivy Large Cap Growth Fund, Ivy Mid Cap Growth Fund, Ivy Small Cap Growth Fund and Ivy Science and Technology Fund was filed with the Securities and Exchange Commission by EDGAR on December 29, 2005 in Post-Effective Amendment No. 27 to the Registration Statement on Form N1-A, and is incorporated by reference herein.